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Exhibit 10.1

WELLCARE HEALTH PLANS, INC. 2013 INCENTIVE COMPENSATION PLAN
FORM OF PERFORMANCE STOCK UNIT AWARD NOTICE AND AGREEMENT

This award is made to the Participant named below by WellCare Health Plans, Inc., a Delaware corporation (the “Company”). Subject to the terms and conditions of this Performance Stock Unit Award Notice and Agreement, including Appendix A attached hereto and incorporated herein, and the terms and conditions of the Performance Stock Unit Award Agreement that is available to you on the Company’s Intranet site and is an integral part of this award (together, the “Award Documentation”), the Company hereby awards under the WellCare Health Plans, Inc. 2013 Incentive Compensation Plan (the “Plan”) the Restricted Stock Units, the vesting of which is conditioned upon the achievement of one or more performance goals (“PSUs”), described below to Participant effective as of the Grant Date set forth below. Capitalized terms used in the Award Documentation that are not defined herein have the meanings attributed to them in the Plan.

1.	Participant:

2.	Grant Date: September 2, 2014

3.
Performance Cycles: There shall be two “Performance Cycles” for this Award of PSUs. The first Performance Cycle shall commence on January 1, 2015 and shall end on December 31, 2015. The second Performance Cycle shall commence on January 1, 2016 and shall end on December 31, 2016. Any PSUs earned on account of the first Performance Cycle shall vest and be issued to the Participant on the first Vesting Date, and any PSUs earned on account of the second Performance Cycle shall vest and be issued to the Participant on the second Vesting Date.

4.
Number of PSUs: __________, subject to adjustment as provided in the Award Documentation and the Plan. 50% of PSUs relate to the first Performance Cycle and 50% of PSUs relate to the second Performance Cycle. The actual number of PSUs that become eligible for vesting shall be determined by the Committee, in its sole discretion, in accordance with Appendix A.

5.
Normal Vesting Schedule: Except as set forth below, the PSUs related to the first Performance Cycle shall vest on March 1, 2016 and the PSUs related to the second Performance Cycle shall vest on March 1, 2017 (each such date, a “Vesting Date”), provided that the Continuous Service of Participant continues through and on the applicable Vesting Date. Except as otherwise provided in the Award Documentation, the PSUs shall vest only on the Vesting Dates specified above and no partial vesting will occur prior to any Vesting Date. To the extent the performance criteria have not been achieved for a Performance Cycle, the unvested PSUs related to that Performance Cycle shall be forfeited automatically without any payment to Participant and become null and void.

6.	Description of PSUs: Each PSU constitutes an unfunded and unsecured promise of the Company to deliver one Share to Participant on the Delivery Date (defined below).

7.
Termination of Continuous Service: Except as set forth in Section 8 below, upon the termination of Participant’s Continuous Service for any reason, any then-unvested PSUs shall be forfeited automatically without any payment to Participant and become null and void.

8.
Change in Control: In the event of a Change in Control that occurs on or prior to March 1, 2016, 50% of the PSUs shall vest on March 1, 2016 and 50% of the PSUs shall vest on March 1, 2017, provided that the Participant’s Continuous Service continues through and on the applicable Vesting Date. In the event of a Change of Control that occurs after March 1, 2016, 50% of the PSUs shall vest on March 1, 2017, provided that, Participant’s Continuous Service continues through March 1, 2017. Notwithstanding the foregoing, to the extent not previously forfeited on or before March 1, 2016 in accordance with Section 5 above, any then-unvested PSUs shall become immediately vested on the effective date of the termination of Participant’s Continuous Service if, within twenty-four (24) months following a Change in Control, Participant’s Continuous Service is terminated by (i) the Company or a Subsidiary without Cause or (ii) Participant for Good Reason.

9.
Delivery Date: The Shares underlying the number of vested PSUs shall be delivered as soon as practicable after the Vesting Date, but in no event later than March 15th of the year immediately following the year in which such PSUs vest.

By signing below, Participant hereby consents and agrees to the electronic delivery of the Award Documentation. Participant acknowledges and agrees that (1) the Performance Stock Unit Award Agreement, the Plan and the Plan prospectus are available for Participant’s review on the Company’s Intranet under the Legal Services section, and, upon request, a paper version of each document will be provided to Participant and (2) Participant has reviewed and fully understands the Award Documentation, the Plan and the Plan prospectus and agrees to be bound by the terms and conditions of the Plan and the Award Documentation.

PARTICIPANT	WELLCARE HEALTH PLANS, INC.

By:	By:
Name:
Title:

2

APPENDIX A
VESTING CRITERIA FOR PERFORMANCE STOCK UNITS

All terms used in the chart below shall be defined and interpreted in the Committee’s sole discretion.

First Performance Cycle

Financial Goal:
Achieving 100% of targeted Adjusted Earnings Per Share as included in the Company’s 2015 operating plan that is approved by the Board of Directors (the “2015 EPS Target”); provided that if the 2015 EPS Target is not achieved, the Committee may determine in its sole discretion the number of PSUs that are earned, if any.

Quality Goal:	The number of PSUs earned may be reduced in the sole discretion of the Committee based on a comprehensive view of the Company’s quality performance (both forward and backward looking).

Compliance Goal:
The number of PSUs earned may be reduced in the discretion of the Committee if the Company incurs a regulatory sanction resulting in a significant business loss or has a material breach of its Corporate Integrity Agreement obligations.

Second Performance Cycle

Financial Goal:
Achieving 100% of targeted Adjusted Earnings Per Share as included in the Company’s 2016 operating plan that is approved by the Board of Directors (the “2016 EPS Target”); provided that if the 2016 EPS Target is not achieved, the Committee may determine in its sole discretion the number of PSUs that are earned, if any.

Quality Goal:	The number of PSUs earned may be reduced in the sole discretion of the Committee based on a comprehensive view of the Company’s quality performance (both forward and backward looking).

Compliance Goal:
The number of PSUs earned may be reduced in the sole discretion of the Committee if the Company incurs a regulatory sanction resulting in a significant business loss or has a material breach of its Corporate Integrity Agreement obligations.

Regardless of whether any criteria set forth in Appendix A have been achieved, in making a determination as to whether or not PSUs vest pursuant to this Award, and the number of PSUs that vest pursuant to this Award, if any, the Committee may take into consideration other factors, including, but not limited to, unanticipated events, acquisition and expansion costs, non-recurring and extraordinary items, and other equitable factors, as determined by the Committee in its sole discretion, if such factors occur; provided, however, if this Award is subject to Section 8 of the Plan, no adjustment may be made if and to the extent that such adjustment would cause the Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
Notwithstanding the foregoing or as a limitation of Section 18 of the Performance Stock Unit Award Agreement, the Committee shall be authorized, in its sole discretion, at any time prior to the Delivery Date to reduce or otherwise amend the number of Shares deliverable with respect to the PSUs (including determining that zero Shares shall be delivered), regardless of whether any criteria set forth in this Appendix A have been achieved.